EXHIBIT 21: SUBSIDIARIES OF THE REGISTRANT


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                                      State or other Jurisdiction
Name of Subsidiary                        in which organized           Ownership
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Aero-Motive Company                          State of Michigan           100%
AI/FOCS, Inc.                                State of Delaware           100%
Akapp Electro Industrie B.V.                 The Netherlands             100%
Central Rubber Company                       State of Illinois           100%
Daniel Woodhead Company                      State of Delaware           100%
DW Holding, L.L.C.                           State of Delaware           100%
mPm S.r.l.                                   Italy                       100%
W.I.S. Corp.                                 U.S. Virgin Islands         100%
Woodhead Asia Pte. Ltd.                      Singapore                   100%
Woodhead Canada Limited                      Province of Nova Scotia     100%
Woodhead Connectivity GmbH                   Germany                     100%
Woodhead Connectivity Limited                United Kingdom              100%
Woodhead Connectivity S.A.                   France                      100%
Woodhead de Mexico S.A. de C.V.              Mexico                      100%
Woodhead Finance Company                     Province of Nova Scotia     100%
Woodhead France S.A.R.L                      France                      100%
Woodhead Industries (The Netherlands) B.V.   The Netherlands             100%
Woodhead Japan Corporation                   Japan                       100%
Woodhead L.P.                                State of Texas              100%





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